Filed Pursuant to Rule 424(b)(3)

Registration No. 333-83690

PROSPECTUS SUPPLEMENT NO. 9

TO PROSPECTUS DATED JUNE 7, 2002

WIND RIVER SYSTEMS, INC.

$150,000,000

3.75% Convertible Subordinated Notes due 2006 and

Shares of Common Stock Issuable Upon Conversion Thereof

This prospectus supplement relates to the resale by the selling security holders of 3.75% Convertible Subordinated Notes due December 15, 2006 issued by Wind River Systems, Inc. and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated June 7, 2002, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

The table under the caption “Selling Security Holders” on page 20 of the prospectus is hereby amended to include and/or update information regarding the security holder identified in the table below.

Name	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned Before the Offering (1)	Conversion Shares Offered (2)	Common Stock Owned Upon Completion of the Offering
				Number of Shares	Percentage
Salomon Brothers Asset Management, Inc.(3)	$7,975,000	—	330,707	—	—

(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the notes offered hereby and listed in the column to the right.
(2)	Assumes conversion of the full amount of the notes held by the holder at an initial conversion price of $24.115 per share.
(3)	Salomon Brothers Asset Management Inc. (“SBAM”) acts as discretionary investment advisor with respect to the following accounts that hold the notes: General Motors Management Corp. ($5,500,000), Kemper Fund ($225,000) and Smith Barney Convertible Fund ($2,250,000). Accordingly, SBAM may be deemed to be the beneficial owner of such notes. SBAM has represented that it is a subsidiary of Citigroup, Inc. SBAM is an affiliate of Citigroup Global Markets, Inc., a registered broker-dealer, and has advised us that it purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the shares of common stock issuable upon conversion thereof.

Information concerning the selling security holder listed above is based upon information provided to us by the selling security holder as of February 17, 2004. Information about the selling security holder may change over time. Any changed information will be set forth in prospectus supplements and/or amendments. The selling security holder listed in the table above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of its notes since the date on which the information in the table is presented. In addition, the per share conversion price and therefore the number of shares of common stock issuable upon conversion or redemption of the notes are subject to adjustment. See “Description of the Notes” on page 26 of the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 6 of the prospectus, as well as the section entitled “Factors That May Affect Future Results” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2004.